EXHIBIT 99.1

Accelerate Diagnostics Announces New Leadership Appointments

TUCSON, Ariz., April 17, 2015 (GLOBE NEWSWIRE) -- Accelerate Diagnostics, Inc., an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistant organisms, announced today that it has appointed Ron Price as Senior Vice President and Head of Commercial Operations for the Americas. Mr. Price will replace Pete Bantock who is moving to the newly created position of Chief Culture Officer and Head of Human Resources.

Price brings over 20 years of commercial operations experience and a proven track record of leading sales and marketing teams to achieve double-digit revenue growth and strong bottom-line performance. He joins Accelerate from Roche Diagnostics where he held the position of Vice President, Point of Care, Commercial Operations. Prior to this Ron held a number of leadership positions with Ventana Medical Systems and Bayer.

“We are enthusiastic about these leadership developments," said Lawrence Mehren, President and CEO of Accelerate Diagnostics. “With the upcoming introduction of our ID/AST system to the market, Ron’s outstanding track record and broad commercial experience will serve Accelerate well as we prepare for our U.S. product launch. Furthermore, with the rapid expansion of our company, it is essential that we build upon our vibrant and innovative culture while scaling to support significant growth,” continued Mehren. “Pete’s background and skill set are perfectly suited for this role and we look forward to his leadership in this important initiative for our company.”

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq: AXDX), is focused on developing and commercializing innovative systems for the rapid identification and antimicrobial susceptibility testing of infectious pathogens. The company's revolutionary ID/AST platform utilizes a proprietary process with both genomic and phenotypic detection technologies that significantly decreases time to result while achieving high sensitivity and specificity. For more information, visit www.acceleratediagnostics.com.

Forward-Looking Statements

This press release contains words such as "expects," "shall," "will," "believes" and other similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the company's current beliefs, known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties that could cause the company's results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. For a full discussion of the company's risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Item 1A in the company's Annual Report on Form 10-K, filed with the SEC on February 26, 2015. In addition, the company's forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

CONTACT

Media Contact:

Matt Russell

Russell Public Communications

520.232.9840

mrussell@russellpublic.com

Investor Contact:

Jamien Jones

Blueprint Life Science Group

415.375.3340 Ext. 103

jjones@bplifescience.com

Source: Accelerate Diagnostics, Inc.